Exhibit 5.1

August 11, 2006

Affinion Group, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Re:	Affinion Group, Inc.
Registration Statement on Form S-4 (Registration No. 333-133895)
Initially Filed on May 8, 2006

Ladies and Gentlemen:

We have acted as counsel to Affinion Group, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the registration, pursuant to a registration statement on Form S-4 (Registration No. 333-133895), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on May 8, 2006 of the Company’s proposed offer to exchange (the “Exchange Offer”) (i) up to $304,000,000 principal amount of the Company’s 10 1/8% Senior Notes due 2013 that have been registered under the Act (such notes, the “Exchange Senior Notes”), and the related guarantees thereof (the “Senior Notes Guarantees”) by each of the Guarantors, for a like principal amount of the Company’s outstanding 10 1/8% Senior Notes due 2013 (the “Old Senior Notes”), and the related guarantees thereof, and (ii) up to $355,500,000 principal amount of the Company’s 11 1/2% Senior Subordinated Notes due 2015 that have been registered under the Act (such notes, the “Exchange Senior Subordinated Notes” and, together with the Exchange Senior Notes, the “Exchange Notes”), and the related guarantees thereof (the “Senior Subordinated Notes Guarantees” and, together with the Senior Notes Guarantees, the “Guarantees”), for a like principal amount of the Company’s outstanding 11 1/2% Senior Subordinated Notes due 2015 (the “Old Senior Subordinated Notes” and, together with the Old Senior Notes, the “Old Notes”), and the related guarantees thereof.

The Old Senior Notes have been, and the Exchange Senior Notes will be, issued pursuant to an Indenture dated as of October 17, 2005 (the “Senior Notes Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Old Senior Subordinated Notes have been, and the Exchange Senior

590 Madison Avenue / New York, New York 10022-2524 / 212.872.1000 / fax: 212.872.1002 / akingump.com

Affinion Group, Inc.

August 11, 2006

Subordinated Notes will be, issued pursuant to an Indenture dated as of April 26, 2006 (the “Senior Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”) among the Company, the Guarantors and the Trustee.

We have examined originals or certified copies of the Indentures and such corporate, limited liability company and other records of the Company and the Covered Guarantors (as defined below) and other certificates and documents of officials of the Company, the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the Covered Guarantors, the due authorization, execution and delivery of the Indentures, the Old Notes and all other documents by the parties thereto other than the Company and the Covered Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated and delivered by the Company in accordance with the terms of the Indentures against receipt of the Old Notes surrendered in exchange therefor, and (d) applicable provisions of “blue sky” laws have been complied with:

1.	the Exchange Senior Notes proposed to be issued pursuant to the Exchange Offer will be the valid and binding obligations of the Company and will be entitled to the benefits of the Senior Notes Indenture.

2.	the Exchange Senior Subordinated Notes proposed to be issued pursuant to the Exchange Offer will be the valid and binding obligations of the Company and will be entitled to the benefits of the Senior Subordinated Notes Indenture.

3.	the Guarantees proposed to be issued pursuant to the Exchange Offer will be the valid and binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	For purposes of this letter, “Covered Guarantors” means: (i) Affinion Benefits Group, Inc., Affinion Data Services, Inc., Travelers Advantage Services, Inc., Trilegiant Insurance

Affinion Group, Inc.

August 11, 2006

Services, Inc., Trilegiant Corporation, Trilegiant Retail Services, Inc., each a Delaware corporation, (ii) Affinion Group, LLC and Affinion Publishing, LLC, each a Delaware limited liability company and (iii) CUC Asia Holdings, a Delaware general partnership.

B.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of: (i) the Delaware General Corporation Law; (ii) the Delaware Revised Uniform Limited Partnership Act; (iii) the Delaware Limited Liability Company Act; and (iv) the State of New York.

C.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

D.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Company or a Guarantor from paying all or any portion of the Old Notes or the Exchange Notes as contemplated in the Indentures.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

Schedule I

Guarantor	Jurisdiction

Affinion Benefits Group, Inc.	Delaware
Affinion Data Services, Inc.	Delaware
Affinion Group, LLC	Delaware
Affinion Publishing, LLC	Delaware
Cardwell Agency, Inc.	Virginia
CUC Asia Holdings	Delaware
Long Term Preferred Care, Inc.	Tennessee
Travelers Advantage Services, Inc.	Delaware
Trilegiant Auto Services, Inc.	Wyoming
Trilegiant Corporation	Delaware
Trilegiant Insurance Services, Inc.	Delaware
Affinion Loyalty Group, Inc.	Delaware
Trilegiant Retail Services, Inc.	Delaware